Exhibit 99.1

CONTACT:	John Hyre, Investor Relations Commercial Vehicle Group, Inc. (614) 289-5157

FOR IMMEDIATE RELEASE

CVG ANNOUNCES REALIGNMENT OF EXECUTIVE LEADERSHIP TEAM

NEW ALBANY, Ohio, August 1, 2013 /PRNewswire/ — Commercial Vehicle Group, Inc. (Nasdaq: CVGI), announced the realignment of its executive leadership team.

Under the new structure, Kevin Frailey has been appointed President of Global Construction, Agriculture & Military; Patrick Miller has been appointed President of Global Truck & Bus, and Timo Haatanen has been appointed President of Global Aftermarket and Structures. These three presidents will be responsible for carrying out the CVG global strategy and will be assisted by geographic market leaders who will execute our global strategy through day to day leadership of our domestic and international operations.

The Company also announced the addition of Geoff Perich as the Managing Director of Asia Pacific, which includes China, India, Southeast Asia and Australia. Mr. Perich brings more than 30 years of experience in the construction equipment industry in Asia-Pacific, North America and Australia. Most recently he served as the Asia-Pacific Product Manager for hydraulic excavators for Caterpillar Inc., located in Beijing, China. Mr. Perich will be based in Shanghai.

Jerry Armstrong, who served previously as the President of North & South American Markets, will leave CVG as of September 1, 2013. Gordon Boyd, President of Indian & Australian markets, had previously announced his retirement as of September 1, 2013, and Greg Wells, who previously served as Managing Director of China, will also leave CVG.

“I am confident that this is the right leadership team to take our business to the next level,” said Rich Lavin, President and CEO of Commercial Vehicle Group. “These leaders possess a strong understanding of our overall business and bring deep expertise to their individual areas of responsibility. I look forward to working closely with this group to move our organization forward and I would like to thank Jerry, Gordon and Greg for their dedication to CVG over the years and wish them luck in the future.”

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to management changes and the anticipated benefits of these changes. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2012. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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